Exhibit 99.1
Correctional Properties Trust — 3rd Quarter Financial Results
Moderator: Charles R. Jones
November 15, 2005
9:00 AM ET

Operator:
Good day, ladies and gentlemen, and welcome to the third quarter 2005 financial results conference call. At this time, all participants are on a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the conference, please press star then zero on your touchtone telephone. As a reminder, this conference call is being recorded.

At this time, I will now turn you over to Correctional Properties Trust.

Christy:
Good morning and welcome to today’s conference call by Correctional Properties Trust. This call will contain forward-looking statements regarding future events and future performance of the company that involve risks and uncertainties that could materially affect actual results. Please refer to our SEC filings for a description risks, uncertainties, and other factors that could cause actual results to vary from current expectations and forward looking statements contained in this teleconference.

At this time, I would like to introduce Charles Jones, President and Chief Executive Officer, and David Obernesser, Chief Financial Officer.

Charles Jones:	Thank you, Christy.

Good morning and thank you for participating in our quarterly conference call. I’m Chuck Jones. We will begin with David Obernesser our Chief Financial Officer, who will provide details of our financial results and related matters.

David.

David Obernesser:	Thank you, Chuck.

Correctional Properties Trust reported net income for the third quarter 2005 of $.41 per share with funds from operations or FFO of $.54 per share. These earnings figures are based on diluted weighted average shares outstanding during the period of 11,105,000 shares.

Total revenue for the third quarter 2005 was $7.1 million as compared to $6.8 million for the third quarter 2004. The four percent increase revenue was primarily due to CPI rent escalations and a rental income from the acquisition from the 300-beds located at our facility located in Lawton, Oklahoma in May

2005. General and administrative expenses were $766,000 for the third quarter 2005 versus $593,000 for the third quarter 2004. This 29 percent increase in general and administrative expenses is due to an increase in salaries and benefits, board of trustee fees, business development related travel expenses, costs related to evaluating acquisition prospects, and professional fees, primarily due to an increase in audit fees.

Interest expense was $0.3 million for the third quarter 2005 as compared to $0.3 million for the third quarter 2004. Interest expense for both quarters consists primarily of amortization of deferred financing costs and the unused fee on the amended bank credit facility. The company had no debt outstanding at September 30th, 2005, however, the company has committed to fund up to $23 million for the new 600-bed expansion our Lawton, Oklahoma facility, which will primarily be funded using our amended bank credit facility . As of September 30th, 2005, the company has incurred approximately $4,895,000 of costs related to this expansion. The company expects to begin drawing on our amended bank credit facility for the expansion in the fourth quarter of 2005. The new 600-bed expansion is expected to be completed in the second half of 2006.

The current average remaining life on our lease is approximately 3.4 years. Although the Jena facility remains vacant, it is subject to a non-cancelled triple net lease, which expires in 2010. Our lessee, The GEO Group is obligated to pay the rent on this facility regardless of whether or not they have an operating contract for this leased facility and never have been late in doing so.

Correctional Properties Trust’s noncash items during the third quarter 2005 included a straight-line rent adjustment of a negative $1,000 and approximately $194,000 for the amortization of deferred financing fees.

The company’s updated earnings guidance for the fourth quarter for 2005 are as follows: Fourth quarter EPS $.41 per share, FFO $.54 per share. Total 2005 of $1.63 EPS and FFO of $2.15 per share. It is important to note this guidance includes our existing properties only and does not project earnings for new acquisitions. We will provide amended guidance as circumstances warrant.

Additionally, our G & A expenses, which tend to be lumpy, particularly given our concentrated legislative and acquisition efforts, along with variances in actual budget versus CPI increases for rental income can cause the guidance to vary.

Chuck will now address other developments.

Charles Jones:	Thank you, David.

This morning I’m going to address our expanded business strategy and the corresponding business development efforts. However, before I address these items, I want to cover a few administrative matters. This conference call was originally scheduled to take place one week ago today, however, the building in which our office is located was impacted by Hurricane Wilma. This included the interruption of our electric and phone service. Power was restored, however, prior to this past Friday our phone service was limited and the single phone we did have was not reliable, thus I chose to delay the call until today. We are now restored to full utility services. I am hopefully this will be the last time our company will have to deal with utility service interruption due to hurricanes, although obviously we can never be certain of that.

Following the impact on our area after two hurricanes last year, we acquired an office condominium in a new development approximately three miles from our current location. This newly developed area has all underground utilities and has not lost service during the three hurricanes, which have impacted our area in the past 14 months. The building is newly constructed and very near completion. We will be moving into the new offices in approximately three weeks. This new office condominium includes approximately 50 percent more space than we now occupy and may facilitate anticipated growth needs. The annual ownership cost of this new, larger office, including depreciation, will be approximately $25,000 higher than we now pay to rent our current office location.

Now, moving to our expanded business strategy and business development efforts. The core expertise of Correctional Properties Trust is our understanding of the underwriting risks associated with correctional facilities in both the private and public sector. This include expertise in the means by which government accesses capital for essential services, government procurement procedures, and the legislative approval and appropriation process associated with any new capital projects. The company intends to continue our long-standing objective of acquiring and leasing back existing facilities from private corrections operators, as well as offering structured finance solutions.

In correction privatizations, governments have generally viewed privatization as simultaneously accessing private management services and private capital. That is to say if a government pursued a privatized solution, it typically included both the need of capital and management services from a single provider. Many governmental officials now view this as two distinct services, which can be separated and evaluated on the stand-alone merit. It is very feasible and in many cases may be attractive for government to access private capital and lease a new facility, which is then operated by the same governmental body, as opposed to a private operator. This is particularly attractive in states which resist the private operation of correctional facilities, however want to access private capital to develop a new governmentally operated prison.

Given this expanding prospective on privatization, Correctional Properties Trust initiated a focused effort to establish business relations directly with government agencies under which new correction facilities can be funded and owned by Correctional Properties Trust. The funds to construct the properties are advanced by CPT based on a lease arrangement under which the government will lease the property from the company on a long-term basis when completed. This business model provides needed capital for essential projects, while allowing the government to remain control over the property.

We initiated our efforts at the state level by focusing on essential correctional related projects, where the government is either precluded from accessing traditional debt or, for various reasons, has chosen to pursue alternative sources of capital. However, given the feasibility and government desire to access capital under structured arrangements that are not classified as debt for governmental purposes, we have expanded the field of potential real estate projects to include essential government projects outside the corrections sector.

These other candidate real estate projects include mental health and higher education facilities. Because these state mental health and higher education projects so closely follow the same legislative approval and appropriation process as correctional facilities, we have expanded our property horizon to include these new classes of real estate projects on a direct government lease basis.

I want to now specifically address business development efforts in each of these three sectors, including the sale/lease back of correctional facilities, as well as facility expansion, and the direct lease structure we have introduced. During 2004 and early 2005, the company extended offers to finance or acquire and lease back over $200 million in correctional facilities, exclusive of the Geo Group, Inc. properties. These offers were not successful due in large part to the low cost debt available in the marketplace. Each of the facilities we offered to acquire from private operators were instead financed, in many cases, with short-term debt and continue to be owned by the operator.

With interest rates now rising, it may be reasonable to expect private operators to continue to evaluate the potential benefits of the sale/lease back strategy. The company continues to conduct sale/lease back discussions with multiple private operators and we are continuing our efforts to acquire these facilities. The sale and lease back of existing correctional facilities is a key component of our business plan.

The expansion of the existing properties, similar to our current 23 million dollar Lawton, Oklahoma facility expansion continued to be an area of focus. For instance, ICE, or Immigration and Customs Enforcement, is expected to release a procurement for a 750-bed, privately managed facility in the Denver area. The Geo Group, Inc. has announced it intends to propose expansion of CPT’s 350-bed facility in Aurora, Colorado in response to this procurement. This CPT owned facility is currently operated by Geo under a contract with ICE. We have other properties, which are candidates for expansion and are in specific discussion on one of these.

I want to now focus on the company’s direct lease business development efforts. By direct lease, I mean an arrangement under which future properties owned by CPT are leased directly to a government authority. This continues to be an area to which we are dedicating significant resources, focused primarily at the state and county level. States do not typically have the statutory authority to enter into these direct lease arrangements or, if they do, may be hesitant to proceed without specific legislative project approval; therefore, regardless of whether a candidate direct lease property is in correctional, mental health, or educational facility, a comprehensive legislative effort may be required to create the necessary statutory authority to enter into the direct leases.

The government finds direct lease transactions attractive, because the government controls the facility, as opposed to the private operator. It, as the lessee, can choose to operate the facility with public employees or engage a private operator. In either scenario, whether it’s public or private operated, the lessee is the government. In addition, direct lease arrangements do not present the traditional government issues associated with the issuance of debt. This has and continues to be a concentrated effort to introduce and advance a new business model under which governments may have access to alternative sources of capital, not only for correctional facilities, but also mental health and higher education properties.

The overall process can be frustratingly slow, however I believe offers significant opportunity for CPT. I am satisfied with our strategy and the progress made thus far. We have submitted several unsolicited proposals for direct lease projects to states and counties. We are now seeing the release of requests for proposals as a direct result of our efforts.

It is important to note that in the direct lease arrangement we have proposed in a number of locations, the subject facility will be a major refurbishment of an existing property or a newly constructed building. The government is expected to require a turnkey build to suit facility delivery arrangement. That is to say, the government looks to the private sector vendor to deliver the newly refurbished or constructed property such that it is ready for government occupancy. Correctional Properties Trust does not currently anticipate entering the development or construction management business; however, the company must be in a position to address the governmental expectation of this turnkey build to suit facility delivery service.

We are evaluating how best to address, without Correctional Properties Trust directly providing these services. We are currently focused on establish a relationship with entities that have the required capital, construction management, and development expertise, and the human resources necessary to deliver these services. If we are successful on any of our direct lease proposals, it is reasonable to expect CPT to team with experienced providers of development and construction management services to deliver the newly constructed facility with the intent the new property be financed and owned by CPT.

I want to now focus on the Geo Group, Inc.’s recent acquisition announcement. Our largest lessee, the Geo Group, Inc., previously announced that it had entered into a definitive merger/agreement to acquire Correctional Services Corporation. This acquisition is a positive event for Geo and was closed this past November 4th. There is an agreement in place between Geo and CPT under which CPT has the right to acquire certain properties from Geo. This is a detailed 15-year agreement adopted when CPT completed its IPO in 1998 and includes several exceptions to the properties, which may be acquired.

Correctional Services Corporation owned a multiple of correctional facilities, which are now owned by Geo as a result of the completed acquisition. The agreement under which CPT may acquire certain facilities from Geo is a valuable asset and a dialogue will now be open between Geo and CPT to address the subject properties now owned by Geo.

CPT has adopted a comprehensive, three-part business strategy, including the purchase and lease back of properties, the expansion of existing properties, and the direct lease of newly constructed or refurbished properties. We have also expanded our property types to include mental health and higher education facilities. We adopted a corresponding marketing strategy, which we continue to implement and modify where needed.

I am pleased with the progress we have made in each of these three market sectors, and am confident in this strategy, and encouraged by the development we are now seeing in the corrections sector.

With that, we would be pleased to address any questions.

Operator:

Operator:
Thank you, Mr. Jones. If you have a question at this time, please press the one key on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Our first question comes from Ross Nussbaum of Banc of America. Your question please?

Ross Nussbaum:	Hi, Chuck. How are you?

Charles Jones:	Good morning, Ross.

Ross Nussbaum:	A couple of questions. First, can you talk about do you have any offers outstanding right now on sale/lease back with private operators or do you have any letters of intent outstanding?

Charles Jones:	Yes, we do.

Ross Nussbaum:	On which front? The offers or the LOIs?

Charles Jones:	We have the letters of intent.

Ross Nussbaum:	So can you sort of expand on that a little bit in terms of dollar amounts and expected timing?

Charles Jones:
The timing will be — we’ll either be able, in my opinion, to complete these acquisitions in the fourth quarter or they’ll be pushed possibly indefinitely. But we are at the point where I think we’re going to start to reaching some decisions in the very near future and we’ll see the progress in the fourth quarter.

Ross Nussbaum:	And dollar wise?

Charles Jones:	Dollar wise, total outstanding letters of intent right now are about $50 million.

Ross Nussbaum:	And —

Charles Jones:	Not including any Geo properties.

Ross Nussbaum:	That was the next question. Okay. Are these on correctional properties or are these mental health properties?

Charles Jones:	They’re all correctional.

Ross Nussbaum:	Okay. Can you give us a sense of cap rate or are you still discussing that?

Charles Jones:	It’s north of ten.

Ross Nussbaum:	Okay. And what are sort of the factors that would make these transactions not occur?

Charles Jones:
In at least one instance it’s the underlying contract, whether or not it were to move forward. It’s expected that it will move forward, but we’re always prepared for changes when dealing with the government. And the other one would be — the other ones are a function of whether the operator moves forward with other events that then dictate a need for capital, which, correspondingly, they raise by selling us properties.

Ross Nussbaum:	Okay. So it’s two different transactions?

Charles Jones:	That’s right. At least two.

Ross Nussbaum:	Okay. Can you talk a little bit about have you entered into discussions with Geo with respect to the leases that are going to be coming due in a couple of years?

Charles Jones:
We have on — not on all of them, Ross, but on a couple of different ones and the reason that takes place is because if any operator were going to sign a new operating agreement, let’s say for example, for a five-year period, they would have to demonstrate to the government that they controlled that property for at least the initial period of the underlying operating agreement. So although those leases don’t come due until 1998, it’s reasonable, or 2008, it’s reasonable to assume that discussions would have to be opened on those prior to the six months before they actually mature, because of the status of the underlying operating agreement. So to answer your question, yes. There are discussions on certain of those leases ongoing.

Ross Nussbaum:	Okay. Thank you.

Operator:	Our next question comes from Todd Vanfleet of First Analysts. Your question please?

Todd Vanfleet:	Good morning, guys. Chuck, can you tell us at this point how many of the Correctional Services facilities you think fall under the category of your right to purchase?

Charles Jones:
Well, there’s — there are a number of exceptions in the right to purchase agreement, so I want to be very careful. We have not, I repeat not had discussions with Geo. They closed a week ago Friday. Was a big and very positive event for them and now with it closed, we will be initiating the dialogue very soon to begin those evaluations. So I hesitate to say only because the financing underlying certain of those facilities can be complicated and until we can actually review the indenture, I hesitate to say, Todd. But we will be opening those discussions in the near future and be able to provide those kind of details for you.

Todd Vanfleet:
Okay. One of the — is it fair to say that one of the most significant items that would preclude or issue that would preclude you also having the right to purchase is the age of the facility. Is that right? If I understand that.

Charles Jones:	The age of the facility?

Todd Vanfleet:	Yeah.

Charles Jones:	Not necessarily.

Todd Vanfleet:	No? Okay.

Charles Jones:	No.

Todd Vanfleet:
Wanted to get your thoughts on you’re talking I guess more explicitly than I’ve ever heard you talk about building relationships with construction companies and other contractors. Can you just give us an idea how that would work? So a governing body awards, you know, gives you — you want to sell a turnkey solution to a governmental entity, does that mean you’ll have to act as a general contractor at some point and subcontract out all of the construction work or how would that arrangement work?

Charles Jones:
Well, that’s a good question and we see a consistent theme, whether it’s at the state, county, or federal level, and the consistent theme is that the government is very receptive to the direct lease concept in many instances, but what they want is the turnkey delivery. And that is to say, they want a single point of contact. They want to engage one entity that will deliver and fund that project. That does not have to necessarily be a single entity. It can be us, where we commit to fund and deliver that project on a turnkey basis to the government, however, in order to do that, you need construction management expertise, not actually the construction per se, but the construction management expertise, and we are going to team with qualified providers to deliver that service, and then the team of us and the company that has the construction management expertise would then engage general contractors to do the construction. So our teammate would be the construction manager, just to assure that it’s being built on time, on budget, and what not.

And it’s not unlike exactly what we did in Lawton, where it’s truly a built to suit in our Lawton expansion, however, for the developer construction manager, we turned right around and engaged Geo to do it, because they have the expertise and ability to do that. Now, that’s not to say that we would be doing that on other projects with Geo, it’s just to say that it’s not out of the ordinary or anything that we haven’t already done. But in a turnkey direct solution, we would have to team with somebody that has the necessary capital to insulate us, as well as the expertise.

Todd Vanfleet:
Okay. So there would be two separate contracts then I guess? One with — between yourselves and the governmental entity and then one between the — whoever does the construction management and the government?

Charles Jones:
No. There would only be one contract between ourselves and the government.

Todd Vanfleet:	Okay.

Charles Jones:
And then we would engage and contract between ourselves and the construction manager to be our eyes and ears on the site to assure that it’s delivered on time and on budget. And they would also manage the engagement of the general contractor to do the building.

Todd Vanfleet:	Okay. David, I was hoping you could give us the CPI increases for the quarter?

David Obernesser:
Yeah. The last one we had was the very small piece of our rental income was in July, which was about 3.17 percent. Prior to that, the IPO properties, which have an effective date CPI increase on May 1st. Those came in at 2.8 percent CPI increase.

Todd Vanfleet:	Okay. Thanks.

Operator:	Our next question comes from David Carlisle of Citigroup. Your question please?

David Carlisle:
Hi. I’m also here with [Michael Billerman]. I just wanted to follow up on Ross’ question in terms of the $50 million that you have under letter of intent now from the non-Geo properties. Does any of that include or are those the same as the $200 million in properties, which you had bid on in 2004, but which were financed with short-term debt?

Charles Jones:
There’s one component to the letter of intent right now — the letter of intent properties right now that was not in that $200 million. It’s a property that was not in the $200 million that we bid on before. The others are a component of the $200 million.

David Carlisle:
Okay. And in terms of the Geo Louisiana facility, I saw where Geo had basically deactivated that this quarter and taken a charge for the unreserved portion of the remaining lease obligation. How is that going to affect you? I mean, I know obviously you have the contract until 2010, but what do you envision is going to happen with this property?

Charles Jones:	Well, first off, I think although Geo has taken the charge, their 10Q and on their conference call, they are continuing to market that facility or to seek other users for the facility. But as far as specifically our own balance sheet and financial statements, the remaining lease payments as of September 30, 2005 on the Geo facility are about $9.6 million. So we have quite a stream, so as far as assuming you might be concerned about an impairment charge, we’re a long way from any asset impairment charge on that property just based on the stream of rents remaining plus the — what the assumed fair market value at the end of the lease would be. So we don’t see an impairment charge and we do see Geo continuing to seek other users of that facility.

David Carlisle:
Okay. Also in terms of Geo beyond the assets that they acquired from Correctional Services, they have obviously won a lot of new contracts, renewed a lot of contracts in the last several months, you know, throughout the United States in places like Florida, Indiana, and New Mexico. Are you in discussions with them on those properties at all?

Charles Jones:
Well, first off, they have won a large number of awards, which we like to see as our largest tenant. They’re doing very well, but in each case, Indiana, Florida, New Mexico, those facilities are all being financed. In the case of Indiana, the facility’s already built and was financed by the State of Indiana, so there’s no need for capital there. And the same is true in the mental health arena. Those projects that they’ve won. Those, again, are being financed directly by the government. So, no. We’re not in discussions with them on those new procurements.

David Carlisle:	And then, lastly, if you could just update us on what your — what you have going on and what your progress is within the mental health facilities and also the educational facilities?

Charles Jones:
Yeah. The mental health facilities are — there’s one large one right now that is in the middle of the procurement. The responses are due very soon and we will aggressively pursue that project. It’s going to be in the mid $60 million. It’s something we’ve followed a long time and are anxious to initiate our entry into mental health by winning it. It would be a newly built facility, so we —

David Carlisle:	Is that a Geo property?

Charles Jones:
No. No. Geo would not be involved in it. It’s a — it will be operated by the government. So we would own it. If we’re successful in our procurement, we would own it. We would lease it directly to a government who would operate it with public employees. And that procurement is in process.

David Carlisle:	And then anything on the education front?

Charles Jones:
Nothing specific from a proposal submittal standpoint right now. It’s all corrections and mental health right now, although we are making presentations and pursuing the educational front, we’re much farther down the road on corrections and mental health.

David Carlisle:	Okay. Michael Billerman has a question also.

Michael Billerman:	Chuck, just getting back to the $50 million I guess these few assets, what’s the competition like? You said you had LOIs out, but is there other bidders as well in these situations?

Charles Jones:
Continues to be the commercial banks. I don’t know of any other perpetual owner bidders, REITs, or funds that want to own the properties in perpetuity, but, of course, the banks are in there offering debt capital for the operator maintaining ownership, so we’re always competing with them. But at some point the leverage factor at any price, obviously, becomes the stimulus for the operator to sell.

Michael Billerman:	All right. Well, I got to assume that if you were talking north of ten percent; the banks are probably lower than that?

Charles Jones:	Yes, they are.

Mike Billerman:	And so the probability of getting these, in your eyes, is lower than 50 percent?

Charles Jones:	No, I would say it’s better than 50 percent, because of the leverage from — leverage factors.

Michael Billerman:
Okay. And then just on Jena, if — I realize that there probably is an impairment charge given the term remaining on the lease. If they can’t find another tenant to sell it off to or another operator, I assume in 2010 this goes vacant and then at that point you’d have to establish what to do?

Charles Jones:
That’s right. If we enter that final year of the lease and there is not an occupant for that facility, we, at that point, would step in and very aggressively market that. And that’s not to say that Geo isn’t aggressively marketing it, but it’s — they are the lessee of the facility and we don’t want to be marketing it, because we could be countered to them, so we support their efforts and help where requested. We don’t actually market it ourselves though. But in the — if we get into close to that last year of the contract, I think you’ll see us out there very aggressively looking for other options, which might be outside of the arena that would be attractive to Geo while they’re trying to do it.

Mike Billerman:	And what’s been the hesitation on potential bidders for that facility? Is it the current lease rate? Is it market? And what’s — I guess why hasn’t something happened yet?

Charles Jones:
Well, it’s just my opinion, because I don’t specifically know, but I think the size of it. It is a 276-bed juvenile facility and juvenile facilities by definition require considerably more space, more square footage per resident, not only for the residential area, but there also has to be a large number of classrooms associated with a juvenile facility. So I think the scale of it is an issue, and, again, this is just my opinion based on what I’m seeing and hearing, but I think the scale of the project has something to do with it. Because there is extra space and because there is the classrooms and whatnot, it’s not out of the question that those classrooms for adults could be converted to dormitory rooms and I know in some instances Geo has proposed doing exactly that. But I think, Michael, it’s the scale of the project. There’s a lot of land there. It could certainly be expanded. But it’s not the design. It is a very good facility. It’s not the design. I think it’s the scale.

Michael Billerman:	And how long have they been trying to market it aggressively and maybe not as aggressively?

Charles Jones:	Well, I’ve never seen them other than aggressive on it, but it’s three years now.

Michael Billerman:	And has there been any bids to take it over at all?

Charles Jones:
Well, there was an agreement at one time under which the State of Louisiana was going to acquire it. We were going to release — there was an agreement under which we would release and be paid a lease termination fee by Geo and then we would sell it to the state; however, the state did not appropriate the funds and move forward with that as we had expected. And this was some time ago. 2003.

Michael Billerman:	Okay. Great. Thank you so much.

Charles Jones:	Thank you.

Operator:	Our next question is a follow up question from Todd Vanfleet of First Analysts. Your question please?

Todd Vanfleet:
Chuck, just to understand, the two opportunities that you have that total $50 million, what are the final steps that need to be overcome before you actually win those? I’m just trying to understand what’s going on on the government’s side of things. Do they have — do they need to actually vote that they’re going to — that the funding source is going to be through this private entity and that’s kind of the final hurdle? Once they kind of internally agree upon their direction of — -what are the steps?

Charles Jones:
Well, I haven’t said that it’s two. I’ve certainly said it’s more than one. And each one of them is a little bit different, but it’s a matter of the government moving forward as they have stated that they would. They just have not done so yet as far as entering directly into the agreements, which have all been negotiated and have all been processed. But it’s a matter of them actually being executed, so that’s the big issue there.

And in other cases, it’s private operators who would be induced to sell properties to us to generate capital to de-lever their balance sheet to allow them to pursue other opportunities, so it’s really those other opportunities moving forward.

Todd Vanfleet:	Okay.

Charles Jones:	And those generally are new awards that they would receive and they’d need to recycle their capital.

Todd Vanfleet:	Right. Okay. Thank you.

Charles Jones:	It’s pretty — there’s quite a bit of variability to what we’re dealing with.

Operator:	Again, if you have a question at this time, please press the one key on your touchtone telephone. I’m showing no questions at this time, sir.

Charles Jones:	Well, thank you very much. We appreciate your participating and we’ll look forward to the next few months. Thanks.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This concludes the program. You may all disconnect. Everyone have a great day.